UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 25, 2008

JMAR Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10515	68-0131180
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10905 Technology Place, San Diego, California		92127
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(858) 946-6800

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 30, 2009, the Company entered into a Letter Agreement Re: an Omnibus Amendment to Loan Documents (the “Letter Agreement”), restating term notes in favor of Valens U.S. SPV I, LLC (“Valens US”) in the amount of $3,797,500, evidenced by the Second Amended and Restated Term Note (the “Second Term Note”) and Valens Offshore SPV II, Corp. (“Valens Offshore II”) in the amount of $1,902,500, evidenced by the Third Amended and Restated Term Note (the “Third Term Note”). Valens US and Valens Offshore II and LV Administrative Services are entities controlled by Laurus Master Fund, Ltd. ("Laurus"). In consideration of the Letter Agreement for the new loan to the Company of $2,000,000 and the $3,700,000 previous loans incorporated in the Second and Third Term Notes (the “Term Notes”), the Company agreed to issue additional warrants ("the Additional Warrants") to Valens US and Valens Offshore II for the purchase of a total of 120,000,000 shares of the Company’s Common Stock. The maturity date of the Term Notes is August 31, 2009. Interest is payable monthly, with interest accruing at the rate of 15% per annum and payable monthly in cash at 10% per annum. The new $2,000,000 proceeds under the Term Notes were disbursed on February 2, 2009 principally as follows: 1) $145,000 was disbursed directly to the Company, 2) $472,175.55 of the proceeds were paid to LV Administrative Services at closing in satisfaction of outstanding interest and other obligations owing to Laurus under other loans and securities previously issued to Laurus, 3) $1,312,544.45 of the proceeds were funded and placed in the Company’s restricted account, with the disbursement of such funds subject to the conditions described below, 4) Valens Capital Management, LLC and Valens US were paid closing fees amounting to 3-1/2% of the loan. In accordance with existing agreements with Laurus, the incremental release of the funds deposited into the restricted account will only occur pursuant to written operating budgets of the Company to be submitted to Laurus no less than bi-weekly (the "Operating Budgets"), which budgets shall be, in form and substance acceptable to Laurus. If the Operating Budgets fail to be acceptable to Laurus in form or substance, no funds from the restricted account shall be released to the Company.

Previously, Laurus issued under the same terms incorporated in these Term Notes amounts equal to $1,200,000 on November 25, 2008 and $750,000 on December 30, 2008, in addition to $1,750,000 reported earlier in the Company’s Form 10-Q for the period ended September 30, 2008. No warrants were issued under these financings.

Item 3.02 Unregistered Sales of Equity Securities.

In further consideration of the January 30, 2009 Letter Agreement and Term Notes, the Company agreed that it shall, by no later than March 1, 2009, issue an additional warrant to each of Valens US and Valens Offshore II (each an “Additional Warrant”) to purchase (i) in respect of Valens US, 57,600,000 shares of the Common Stock of the Company, and (ii) in respect of Valens Offshore II, 62,400,000 shares of the Common Stock of the Company.  Each Additional Warrant shall have an exercise price of $0.01 and otherwise be in the form and substance acceptable to Valens US and Valens Offshore II in their sole discretion.

Item 5.01 Changes in Control of Registrant.

Exercise of the Additional Warrants to purchase 120 million shares of the Company's Common Stock, as described in Item 3.02 above and incorporated herein by this reference, would result in Laurus owning more than 50% of the Company's Common Stock. However, the Additional Warrants, when issued, will have a provision limiting the exercise of the Additional Warrants so that at no time would the holder and its “Affiliates” (as defined in the Additional Warrants) beneficially own more than 9.99% of the Company’s Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMAR Technologies, Inc.
February 5, 2009	By:	/s/ C. Neil Beer
Name: C. Neil Beer
Title: Chief Executive Officer